As filed with the Securities and Exchange Commission on August 1, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gogo Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	98-1567584
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

105 Edgeview Dr., Suite 300

Broomfield, Colorado 80021

(Address of Principal Executive Offices)(Zip Code)

2024 Employee Stock Purchase Plan

(Full title of the plan)

Crystal L. Gordon

Executive Vice President, General Counsel,

Chief Administrative Officer, and Secretary

105 Edgeview Dr., Suite 300

Broomfield, CO 80021

(Name and address of agent for service)

(303) 301-3271

(Telephone number, including area code, of agent for service)

Copies to:

A.J. Ericksen

Scott Levi

White & Case LLP

609 Main Street, Suite 2900

Houston, TX 77002

Telephone: (713) 496-9700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Gogo Inc. (the “Company”) is filing this registration statement on Form S-8 (this “Registration Statement”) for the purpose of registering 700,000 shares of common stock, par value $0.0001 per share (“Common Stock”), authorized for issuance under the Company’s 2024 Employee Stock Purchase Plan (the “2024 ESPP”). The 2024 ESPP became effective following the receipt of stockholder approval at the Company’s 2024 annual meeting of stockholders held on June 4, 2024. The 2024 ESPP serves as the successor to the Company’s prior employee stock purchase plan that expired according to its terms on June 26, 2023. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of additional shares of Common Stock that may become issuable under the 2024 ESPP by reason of anti-dilution and other adjustments.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to each plan participant, as applicable, as required by Rule 428(b) under the Securities Act. Such documents are not required to be and are not being filed with the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following:

•

the Annual Report on Form 10-K for the period ended December 31, 2023, filed by the Company with the SEC on February 28, 2024 (the “Annual Report”), including the portions of the Company’s Definitive Proxy Statement on Schedule 14A filed in connection with the Company’s 2024 annual meeting of stockholders that are incorporated by reference in the Annual Report;

•	the Quarterly Report on Form 10-Q for the period ended March 31, 2024, filed by the Company with the SEC on May 7, 2024;

•	the Current Reports on Form 8-K, filed by the Company with the SEC on January 5, 2024, April 2, 2024, June 6, 2024 and July 23, 2024; and

•

the description of the Company’s Common Stock contained in Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed by the Company with the SEC on February 28, 2024, including any amendment or report filed to update such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to which this Registration Statement relates, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Company’s amended and restated certificate of incorporation, amended and restated bylaws and Delaware law as such provisions relate to the Company’s directors and officers. This description is intended only as a summary and is qualified in its entirety by reference to the Company’s amended and restated certificate of incorporation, amended and restated bylaws and Delaware law.

Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitation of liability for directors.

Certificate of Incorporation. Our amended and restated certificate of incorporation provides that we shall, to the fullest extent authorized by the DGCL, indemnify any person who is or was a director or officer of the Company or its subsidiaries. We may, by action of our board of directors, provide indemnification and advancement of expenses to such other employees and agents of the Company or its subsidiaries to such extent and to such effect as the board of directors shall determine to be appropriate and authorized by the DGCL. Our amended and restated certificate of incorporation provides that no director of the Company shall be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Bylaws. Our amended and restated bylaws provide that we shall, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party or is otherwise involved in any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, (x) is or was a director or officer of the Company, (y) while serving as a director or officer of the Company, is or was serving, or agreed to serve, at the request of the Company as a director, officer, employee, manager or agent of another corporation, partnership, joint venture, trust or other enterprise or (z) is or was serving, or agreed to serve, at the request of the Company as a director, officer or manager of another corporation, partnership, joint venture, trust or other enterprise; provided, however, we shall indemnify any such person in connection with an action, suit or proceeding initiated by such person, including a counterclaim or crossclaim, only if such action, suit or proceeding was authorized by our board of directors.

Indemnification Agreements. In addition to the provisions of our amended and restated certificate of incorporation and amended and restated bylaws described above, we have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreement provides our directors and executive officers with contractual rights to the indemnification and expense advancement rights provided under our amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

D&O Insurance. We maintain standard policies of insurance under which coverage is provided to our directors and executive officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such executive officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description
4.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Form 10-Q filed on August 7, 2013 (File No. 001-35975)).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to Form 8-K filed on August 2, 2023 (File No. 001-35975)).

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Gogo Inc. Registration Statement on Form S-1 (File No. 333-178727)).

4.4	2024 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to Form 8-K filed on June 6, 2024 (File No. 001-35975)).

5.1*	Opinion of White & Case LLP with respect to the legality of the Common Stock being registered.

23.1*	Consent of Independent Registered Public Accounting Firm – Deloitte & Touche LLP.

23.2*	Consent of White & Case LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney of certain officers and directors (included on the signature page to this Registration Statement).

107*	Filing Fee Table.

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado on the 1st day of August, 2024.

GOGO INC.

By:	/s/ Crystal L. Gordon
Name:	Crystal L. Gordon
Title:	EVP, General Counsel, Chief Administrative Officer, and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Oakleigh Thorne, Jessica G. Betjemann and Crystal L. Gordon, each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and all post-effective amendments thereto, of Gogo Inc., and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or such attorney-in-fact and agent’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title of Capacities	Date

/s/ Oakleigh Thorne	Chief Executive Officer and Chair of the Board of Directors	August 1, 2024
Oakleigh Thorne	(Principal Executive Officer)

/s/ Jessica G. Betjemann	Executive Vice President and Chief Financial Officer	August 1, 2024
Jessica G. Betjemann	(Principal Financial Officer)

/s/ Leigh Goldfine	Vice President, Controller and Chief Accounting Officer	August 1, 2024
Leigh Goldfine	(Principal Accounting Officer)

/s/ Michael Abad-Santos	Director	August 1, 2024
Michael Abad-Santos

/s/ Mark Anderson	Director	August 1, 2024
Mark Anderson

/s/ Robert L. Crandall	Director	August 1, 2024
Robert L. Crandall

/s/ Hugh W. Jones	Director	August 1, 2024
Hugh W. Jones

/s/ Michele Coleman Mayes	Director	August 1, 2024
Michele Coleman Mayes
/s/ Christopher D. Payne	Director	August 1, 2024
Christopher D. Payne

/s/ Charles C. Townsend	Director	August 1, 2024
Charles C. Townsend

/s/ Harris N. Williams	Director	August 1, 2024
Harris N. Williams